Exhibit 10.19

FORM OF STOCK APPRECIATION RIGHT AGREEMENT

THIS STOCK APPRECIATION RIGHT AGREEMENT (this “Agreement”), dated as of «date» is between HSN, Inc., a Delaware corporation (the “Corporation”), and «grantee» (the “Grantee”).

1.	Award and Vesting of SARs

(a) Subject to the terms, definitions, and provisions of this Agreement and the Company’s Amended and Restated 2008 Stock and Annual Incentive Plan (the “Plan”), the Corporation hereby grants to the Grantee as of the Award Date a stock appreciation right with respect to the total number of shares of common stock, par value $0.01 per share (“Common Stock”), and at the exercise price per share set forth in the Summary of Award (the “SARs”). Reference is also made to the “Summary of Award” that was delivered simultaneously with this Agreement and can be found on the Smith Barney Benefit Access System at www.benefitaccess.com. Your Summary of Award, which sets forth the Award Date, the number of SARs granted to you by the Corporation and the exercise price for such SARs (among other information), is hereby incorporated by reference to, and shall be read as part and parcel of, this Agreement. Any defined terms not defined in this Agreement or the Summary of Award shall have the meaning ascribed to it in the Plan.

(b) Subject to the terms and conditions of this Agreement and the provisions of the Plan, the SARs shall vest and no longer be subject to any restriction in accordance with the Vesting Period described in the Summary of Award.

(c) Notwithstanding the provisions of Section 1(b) and except as provided in Section 5 of this Agreement, in the event of termination of the Grantee’s service with the Corporation during the Vesting Period for any reason, all remaining unvested SARs shall be forfeited by the Grantee and canceled in their entirety effective immediately upon such termination.

(d) Unless earlier terminated pursuant to the terms of this Agreement or the Plan, the SARs will expire on the tenth anniversary of the Award Date.

(e) Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Corporation or any of its affiliates or interfere in any way with the right of the Corporation or any such Affiliates to terminate the Grantee’s service at any time, with or without cause.

2.	Exercise.

(a) The vested portion of the SARs shall be exercisable by delivery to the Corporation of a written notice stating the number of whole shares of Common Stock in respect of which this SAR is being exercised. The SARs may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the SARs are then exercisable if less than 100). Fractional share interests shall be disregarded except they may be accumulated.

(b) Upon exercise of this SAR pursuant to this Section 2, Grantee will receive a payment equal to the difference between the aggregate Fair Market Value of the shares of Common Stock with respect to which this SAR is exercised and determined as of the exercise date and the aggregate Exercise Price. Payment shall be made, in the sole discretion of the Company, in either cash or shares of Common Stock (either in book-entry form or otherwise), and shall be net of any amounts required to satisfy the Company’s withholding obligations. Any fractional share due to Grantee upon exercise shall be rounded up to the next full share of Common Stock.

3.	Non-Transferability of the SARs

During the Vesting Period and until such time as the SARs are ultimately settled as provided in Section 2 above, the SARs shall not be transferable by the Grantee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.	Rights as a Stockholder

Except as otherwise specifically provided in this Agreement until the SARs are exercised and only to the extent the Grantee receipts and owns shares of Common Stock, the Grantee shall not be entitled to any rights of a stockholder with respect to the SARs. Notwithstanding the foregoing, if the Corporation declares and pays dividends on the Common Stock during the Vesting Period, the Grantee will be credited with additional amounts for each SAR equal to the dividend that would have been paid with respect to such SAR if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in SARs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the SARs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Section 5.

5.	Adjustment in the Event of Change in Stock; Change in Control

(a) In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation (including any extraordinary cash or stock dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the number of SARs and the shares underlying such SARs shall be equitably adjusted by the Committee (including, in its discretion, providing for other property to be held as restricted property) as it may deem appropriate in its sole discretion. The determination of the Committee regarding any such adjustment will be final and conclusive.

(b) With respect to the awards evidenced by this Agreement, subject to paragraph (e) of Section 10 of the Plan, notwithstanding any provision of the Plan to the contrary, upon Grantee’s Termination of Employment, during the one-year period following a Change in Control, by the Company for other than Cause or Disability or by the Grantee for Good Reason:

(i) any SARs outstanding as of such date of Termination of Employment which were outstanding as of the date of such Change in Control shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such SAR would be exercisable in the absence of this Section 5(b) and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) the expiration of the term of the SARs.

(ii) the restrictions and deferral limitations applicable to any SARs shall lapse, and such SAR outstanding as of such date of Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable.

6.	Payment of Transfer Taxes, Fees and Other Expenses

The Corporation agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Grantee in connection with the SARs, together with any and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

7.	Other Restrictions

(a) The SARs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, then in any such event, the award of SARs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Grantee acknowledges that the Grantee is subject to the Corporation’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Grantee is on the Corporation’s insider list, the Grantee shall be required to obtain pre-clearance from the Corporation’s General Counsel prior to purchasing or selling any of the Corporation’s securities, including any shares issued upon vesting of the SARs, and may be prohibited from selling such shares other than during an open trading window. The Grantee further acknowledges that, in its discretion, the Corporation may prohibit the Grantee from selling such shares even during an open trading window if the Corporation has concerns over the potential for insider trading.

8.	Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Grantee: at the address last provided by the Grantee to the Corporation’s Human Resources Department.

If to the Corporation:	HSN, Inc.
1 HSN Drive
St. Petersburg, FL 33729 Attention: General Counsel Facsimile: (727) 872-1000

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 8. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Grantee consents to electronic delivery of documents required to be delivered by the Corporation under the securities laws.

9.	Effect of Agreement

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Corporation.

10.	Laws Applicable to Construction; Consent to Jurisdiction

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement and the Summary of Award, the SARs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Grantee hereby agrees and consents to the personal jurisdiction of said courts over the Grantee for purposes of the resolution of any and all such disputes.

11.	Severability

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.	Conflicts and Interpretation

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

In the event of any (i) conflict between the Summary of Award (or any other information posted on the Smith Barney Benefit Access System) and this Agreement, the Plan and/or the books and records of the Corporation, or (ii) ambiguity in the Summary of Award (or any other information posted on the Smith Barney Benefit Access System), this Agreement, the Plan and/or the books and records of the Corporation, as applicable, shall control.

13.	Amendment

The Corporation may modify, amend or waive the terms of the SAR award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Grantee without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14.	Headings

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

15.	Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

16.	Data Protection

The Grantee authorizes the release from time to time to the Corporation (and any of its subsidiaries or affiliated companies) and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). Without limiting the above, Grantee permits his or her employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of the Plan and/or this Agreement and/or to implement or structure any further grants of equity awards (if any)). Grantee hereby authorizes the Relevant Information to be transferred to any jurisdiction in which the Corporation, his or her employing company or the Agent considers appropriate. Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

IN WITNESS WHEREOF, as of the date first above written, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer. Electronic acceptance of this Agreement pursuant to the Corporation’s instructions to Grantee (including through an online acceptance process managed by the Agent) is acceptable.

HSN, INC.

By:
Lisa Letizio
Executive Vice President –
Human Resources